AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION  SEPTEMBER 18, 1998

                                                      REGISTRATION NO. 333-62575


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                       --------------------------------

                                NORSTAN, INC.
              (Exact name of registrant as specified in charter)


             MINNESOTA                                  7385                                41-0835746
    (State or other jurisdiction            (Primary Standard Industrial                 (I.R.S. employer
 of incorporation or organization)          Classification Code Number)               identification number)

                        9625 WEST 76TH STREET, SUITE 150
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 903-2000


  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                                                     COPY TO:
        MR. KENNETH S. MACKENZIE              PHILIP J. TILTON, ESQ.
             NORSTAN, INC.              MASLON EDELMAN BORMAN & BRAND, LLP
         605 NORTH HIGHWAY 169                  3300 NORWEST CENTER
       PLYMOUTH, MINNESOTA 55441         MINNEAPOLIS, MINNESOTA 55402-4140
             (612) 513-4500                       (612) 672-8200

APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

---------------------------- ------------------- -------------------------- -------------------------- ---------------------
  TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM           PROPOSED MAXIMUM
        SECURITIES              AMOUNT TO BE          OFFERING PRICE           AGGREGATE OFFERING           AMOUNT OF
     TO BE REGISTERED            REGISTERED              PER SHARE                  PRICE(1)             REGISTRATION FEE
---------------------------- ------------------- -------------------------- -------------------------- ---------------------
---------------------------- ------------------- -------------------------- -------------------------- ---------------------
common stock, par value
$.10 per share                    257,631$                18.25                   $4,701,765.75             $1,387.02
---------------------------- ------------------- -------------------------- -------------------------- ---------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $18.25 per share average of high and low sales prices of the Registrant's common stock on the Nasdaq National Market on August 26, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1998


PROSPECTUS

                                  NORSTAN, INC.
                         257,631 SHARES OF COMMON STOCK
                    -----------------------------------------

         All of the shares of common stock of Norstan, Inc. (the "Company") offered hereby were issued to the shareholders and holders of vested options to purchase shares of common stock of Wordlink, Inc. (collectively, the "Selling Shareholders") in connection with the Company's June 19, 1998 acquisition of Wordlink, Inc. The Company will not receive any of the proceeds for the sale of shares by the Selling Shareholders.


         The Company's common stock (the "Common Stock") is listed on the Nasdaq National Market under the symbol "NRRD." On September 17, 1998, the last sale price for the Common Stock as reported on the Nasdaq National Market was $17.375.


         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is September 18, 1998.


                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006. The Company is an electronic filer with the Commission pursuant to and within the meaning of, Rules 101 and 901 of Regulation S-T. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's site is: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1998;

        (ii) the Company's Schedule 14A and Definitive Proxy Statement filed with the Commission on August 24, 1998;


        (iii) the Company's quarterly report on Form 10-Q for the three months ended August 1, 1998 filed with the Commission on September 15, 1998; and


        (iv) the description of the Company's Common Stock included in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act (and all amendments thereto and reports filed for the purpose of updating such description).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein, shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Mr. John Nardecchia, Norstan, Inc., 6900 Wedgwood Road, Suite 150, Maple Grove, Minnesota 55311, (612) 420-1186.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

TECHNOLOGICAL CHANGE AND NEW PRODUCTS; GROWTH STRATEGY  BASED ON CONVERGENCE OF
  TECHNOLOGIES

         The markets for communications and information technology ("IT") products and services are characterized by technological change and frequent new product introductions. Accordingly, the Company believes that its future success will depend on its ability to identify and incorporate in a timely manner new products and enhancements to existing products and services that gain market acceptance. Although Norstan does not manufacture any products, there can be no assurance that the products and services that Norstan offers will not become technologically obsolete, or that Norstan will be able to identify, market or support new products successfully, that such new products will gain market acceptance or that the Company will be able to respond effectively to technological change.

         A major element of Norstan's strategy is to leverage and expand its customer base by offering a range of IT and communications systems products and services utilizing converging technologies for voice, video and data communications. The Company's ability to increase revenues in future periods will depend to some extent on the success of its strategy to serve as customers' single-source provider of integrated IT and communications systems products and services. Norstan believes that as information and communications technologies converge into a single technology, customers and potential customers will increasingly seek a single-source provider of products and services based on such technologies. However, many of the Company's existing and potential customers currently purchase IT and communications products and services from multiple vendors or on an unintegrated basis, and there can be no assurance that customers will prefer to purchase such products and services from a single source or, if they do, that they will choose the Company as that single source. To the extent that customers prefer to purchase IT and communications products and services from multiple vendors, on an unintegrated basis, or from a single source other than the Company, the Company's strategy to increase revenues may not be realized.

ATTRACTION AND RETENTION OF EMPLOYEES

         A significant component of the Company's business consists of the delivery of consulting services. Norstan's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled and educated professionals possessing technical expertise and business generation skills. Qualified consultants and other technical resources are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of qualified personnel in the future. The Company has increased the number of its IT consultants primarily through the acquisition of consulting businesses. Accordingly, the Company faces an additional risk that consultants obtained through acquisitions will choose to leave the Company rather than assimilate into the Company's business environment. There can be no assurance that Norstan will be able to retain a substantial majority of these employees in the long term. The loss of a significant number of IT consultants could adversely affect the Company's ability to secure and complete engagements and could have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF ACQUISITION STRATEGY; RISKS RELATED TO COMPLETED ACQUISITIONS

         The Company's most recent strategic acquisitions consist of Wordlink, Inc., Vadini, Inc. and Connect Computer Company. The Company is actively seeking to acquire other businesses that will contribute to the depth and versatility of Norstan's IT consulting business. The Company expects to continue acquiring businesses as an element of its growth strategy. However, there can be no assurance that Norstan will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on suitable terms. Moreover, other companies are competing for acquisition candidates, which could increase the price of acquisition targets and decrease the number of attractive businesses available for acquisition.

         There can be no assurance that the anticipated economic, operation and other benefits of any completed or future acquisitions will be achieved or that Norstan will be able to successfully integrate acquired businesses in a timely manner without substantial costs, delays, or other operational or financial problems. The difficulties of such integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and cultures. In addition, acquisitions may involve the expenditure of significant funds. Failure to effectively integrate the acquired companies may adversely affect the Company's ability to secure certain engagements and otherwise grow its business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of Norstan as a whole, resulting in creased difficulty in marketing services or acquiring companies in the future. In addition, there can be no assurance that the acquired companies will operate profitably. Acquisitions also involve a number of additional risks, including diversion of management attention, potential loss of key customers or personnel, risks associated with unanticipated problems, liabilities or contingencies, and risks of entering markets in which Norstan has limited or no direct expertise. The occurrence of some or all of the events described in these risks would have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON STRATEGIC ALLIANCES

         Norstan has a series of agreements authorizing Norstan to act as a distributor of communications equipment from a variety of manufacturers. Norstan currently has distribution agreements with Siemens Business Communications Systems, Inc. ("Siemens"), Aspect, PictureTel, VTEL, Lucnet Technologies (formerly Octel), Iwatsu, Isoetec, Cisco Systems, Sprint, Latitude, Intervoice, Applied Voice Technology and others. In addition, the Company and Siemens have an agreement under which Norstan is an authorized agent for the refurbishment and sale of previously owned Siemens equipment in the United States. Periodically, these distribution agreements expire and new agreements must be negotiated if the Company desires to continue distributing the applicable manufacturer's products. Norstan is currently negotiating the renewal of its agreement with Siemens with respect to the distribution of new products. There can be no assurance that Siemens (or any other manufacturer with whom the Company does business) will elect to continue its relationship with Norstan on substantially the same terms and conditions as contained in the parties' prior agreements. The Company believes that an interruption, or substantial modification, of its distribution relationship with Siemens could have a material adverse effect on its business, operating results and financial condition. In addition, much of Norstan's success is derived from market acceptance of each manufacturer's products. These products compete with those offered by several other communications equipment manufacturers. Reduced market acceptance for the products Norstan distributes, as a result of competition or other factors, could adversely effect Norstan's business, operating results and financial condition.

MANAGEMENT OF GROWTH

         The Company opened four new branch locations and increased the number of its consultants by 112 percent to 616 in fiscal year 1998. Norstan's ability to manage the growth of its operations will require it to continue to improve its operational, financial and other internal systems and to attract, develop, motivate and retain its employees. The Company's rapid growth has presented and will continue to present numerous challenges, such as the assimilation of financial reporting systems and internal controls. If Norstan's management is unable to manage growth or new employees are unable to achieve anticipated performance or utilization levels, its business, operating results and financial condition could be materially and adversely affected.

COMPETITION

         The market for IT services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors include participants from a variety of market segments, including national accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its customers' internal resources, particularly when these resources represent a fixed cost to the customer. Such competition may impose additional pricing pressures on the Company.

         The communications industry is intensely competitive and rapidly changing Norstan's primary competitors in this area include Lucent Technologies, Nortel and the Regional Bell Operating Companies. Many of its competitors have longer operating histories, greater financial and human resources, and greater name recognition than Norstan. The passage of the Telecommunications Act of 1996 has fostered competition, by providing access to a number of entities that were previously precluded from the industry. As a result of this legislation, the pace of consolidation in this industry has accelerated. These changes in the regulatory environment could potentially affect Norstan's ability to compete successfully.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

         The Company relies upon a combination of nondisclosure and other contractual arrangements with certain key employees, and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. Norstan enters into confidentiality agreements with certain of its employees and limits the distribution of proprietary information. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its proprietary rights.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

         Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the timing of acquisitions, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects can cause significant fluctuations in operating results from quarter to quarter. Furthermore, the Company has historically experienced a seasonable fluctuation in its operating results, with a larger proportion of its revenues and operating income occurring during the fourth quarter of the fiscal year.

STOCK PRICE VOLATILITY

         The market price of the Common Stock may vary substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the IT and communications systems environments, changes in earnings estimates by analysts, sales of Common Stock by existing shareholders, loss of key personnel and other factors. The market price of the Common Stock may also be affected by the Company's ability to meet analysts' or other market expectations, and any failure or anticipated failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. The Company has issued shares of Common Stock as consideration tendered in connection with its recent business acquisitions. A substantial decrease in the market price of the Common Stock will greatly reduce its utility as a currency to effect future acquisitions. Moreover, during the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

YEAR 2000

         What is commonly known as the "Year 2000 issue" arises because many computer and communications hardware and software systems use only two digits to represent the year. As a result, these systems and programs may not calculate dates beyond 1999, which may create information errors or system failures.
The Company is taking steps to remediate the Year 2000 issues within its internal systems and has held discussions with significant suppliers to ensure that such parties are executing action plans designed to remediate Year 2000 issues involving systems or products that interface with the Company's systems or may otherwise affect the Company's customers. There can be no assurance that the Company's efforts or those of its suppliers or customers will satisfactorily mitigate all Year 2000 issues faced by them. Inadequate resolution of these issues may result in information or communications systems failures, which delay or damage the Company's operations or, potentially, those of its customers, creating an additional risk of third-party claims brought against the Company, any of which could have a materially adverse effect on the Company's business, operating results and financial condition.

CERTAIN ANTI-TAKEOVER EFFECTS

         Norstan is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Norstan (the "Minnesota Anti-Takeover Statues"). In addition, Norstan has adopted a shareholder rights agreement (the "Shareholder Rights Agreement") providing for the issuance to shareholders of rights to purchase additional shares of Common Stock under certain circumstances. The Shareholder Rights Agreement combined with the Minnesota Anti-Takeover Statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Norstan's securities, or the removal of incumbent management.

RESTRICTIONS ON THE PAYMENT OF DIVIDENDS

         Norstan has not recently declared or paid any cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. Norstan currently expects to retain earnings to finance the expansion of its business. In addition, Norstan's revolving long-term credit agreement prohibits the payment of cash dividends without the prior written consent of the lenders thereunder.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         Included in this Prospectus and the documents incorporated by reference herein are forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products and services, Year 2000 compliance and similar matters. In order to comply with the terms of the Private Securities Litigation Reform Act, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, developments and results of the Company's business include the following: national and regional economic conditions; pending and future legislation affecting the IT and telecommunications industries; the Company's business in Canada and England; stability of foreign governments; market acceptance of the Company's products and services; the Company's continued ability to provide integrated communications solutions for customers in a dynamic industry; and other competitive factors. Because these and other factors could affect the Company's operating results, past financial performance should not necessarily be considered as a reliable indicator of future performance, and investors should not use historical trends to anticipate future period results.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the Common Stock owned by each Selling Shareholder as of the date hereof and after giving effect to this offering. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. Except where otherwise noted, each person in the following table has, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned.


                                                        Shares                                      Shares
                                                Beneficially Owned(1)        Shares to        Beneficially Owned
                                                Prior to the Offering         be Sold         After the Offering
                                                -----------------------       in the        -----------------------
Name of Selling Shareholder                     Number       Percentage      Offering       Number       Percentage
---------------------------                     ------       ----------      --------       ------       ----------
Nellrose Elliott-Graham.......................  134,362          1.3            60,463       73,899          *
Robert James Elliott..........................   38,389           *             34,550        3,839          *
June Simpson Elliott..........................   38,389           *             34,550        3,839          *
Susan Platz Shurilla..........................   10,264           *              9,238        1,026          *
James Umenhofer...............................   16,505           *             14,855        1,650          *
Nancy Snyder..................................   10,264           *              9,238        1,026          *
Brian Duling..................................   10,648           *              9,583        1,065          *
Dennis Graham.................................  134,209          1.3            60,394       73,815          *
Stephen E. Rowe...............................    1,177           *              1,060          117          *
Steven Busse..................................    8,987           *              8,088          899          *
Thomas Trone..................................    6,562           *              5,906          656          *
Kent Richardson...............................      384           *                346           38          *
Mike Sprague..................................    1,584           *              1,425          159          *
Jonathan Zelle................................    1,623           *              1,461          162          *
Lori Bluhm....................................      383           *                345           38          *
Michael Aleckson..............................       34           *                 31            3          *
Loren Bennett.................................       22           *                 20            2          *
David Bishop..................................      199           *                179           20          *
Robert Boice..................................      637           *                573           64          *
Mark Burgess..................................       22           *                 20            2          *
Dean Cavey....................................    1,024           *                922          102          *
Carol Chabot..................................       45           *                 40            5          *
Lora Chrusciel................................       34           *                 31            3          *
Michael Cornell...............................    1,280           *              1,152          128          *
Donald Dunlap.................................      147           *                132           15          *
Mark Fackler..................................      113           *                102           11          *
Matt Guido....................................       22           *                 20            2          *
Tony Hausmann.................................      204           *                184           20          *
Pam Hoyne.....................................       28           *                 25            3          *
Wendy Johnson.................................       57           *                 51            6          *
Denise Kimura.................................      136           *                122           14          *
F. Lynn Mathenia..............................      159           *                143           16          *
Ann McClellan.................................      614           *                553           61          *
Paige McCory..................................      159           *                143           16          *
Philip Meadows................................       34           *                 31            3          *
Ellen Pahlke..................................      170           *                153           17          *
Kenneth Perry.................................      147           *                132           15          *

                                                        Shares                                      Shares
                                                Beneficially Owned(1)        Shares to        Beneficially Owned
                                                Prior to the Offering         be Sold         After the Offering
                                                -----------------------       in the        -----------------------
Name of Selling Shareholder                     Number       Percentage      Offering       Number       Percentage
---------------------------                     ------       ----------      --------       ------       ----------
Craig Pessman...................................    569           *            512           57              *
Terry Stoltey...................................    159           *            143           16              *
David Swain.....................................     34           *             31            3              *
Teri Trone......................................    341           *            307           34              *
Heidi Wense.....................................    159           *            143           16              *
Mark Wong.......................................    113           *            102           11              *
Deborah Ziegenhorn..............................    147           *            132           15              *
                                                    ---                    -------          -------
                                                420,539          4.0       257,631          162,908         1.5
                                                =======                    =======          =======

-------------------------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

*        Less than one percent.

         To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by such Selling Shareholders, the public offering price of the shares of Common Stock to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         All of the shares of Common Stock offered hereby were acquired by the Selling Shareholders in connection with the merger of Wordlink, Inc. with and into a wholly owned subsidiary of the Company on June 19, 1998. Shares of Common Stock were issued to holders of Wordlink common stock and holders of vested options to acquire shares of Wordlink common stock.

         The Selling Shareholders and/or their pledgees, donees, transferees or other successors in interest will sell the securities of the Company covered by this Prospectus to the public on the over-the-counter market, or in negotiated transactions, or otherwise, at prices and at terms then obtainable. Broker-dealers either may act as agents for the Selling Shareholders and/or their pledgees, donees, transferees or other successors in interest for such commissions as may be agreed upon at the time, or may purchase any of the securities covered thereby as principals and thereafter may sell such securities from time to time in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable.

                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements of Norstan, Inc. as of April 30, 1998 and for the three years then ended incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm in giving said report.

             -----------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

             -----------------------------------
                      TABLE OF CONTENTS

Additional information                                   1
Incorporation of certain documents
   by reference                                          2
Risk factors                                             3
Use of proceeds                                          7
Selling shareholders                                     8
Plan of distribution                                    10
Legal matters                                           10
Experts                                                 10



     NORSTAN, INC.

        257,631
         SHARES
           OF
      COMMON STOCK


 ---------------------


       PROSPECTUS               SEPTEMBER 18, 1998

 ---------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:


                   Securities and Exchange Commission
                   Registration Fee......................................  $  1,387

                   Accounting Fees.......................................     2,000

                   Nasdaq Listing Fee....................................     5,153

                   Legal Fees and Expenses...............................    10,000

                   Miscellaneous.........................................     1,460
                                                                           --------
                   Total.................................................  $ 20,000
                                                                           ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

ITEM 16. EXHIBITS.

 NUMBER   DESCRIPTION

    5     Opinion of Maslon Edelman Borman & Brand, LLP
  23(1)   Consent of Arthur Andersen LLP
  23(2)   Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5)
   24     Power of Attorney (included on Page II-3)


----------------


ITEM 17.  UNDERTAKINGS.

  (a)    The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on September 18, 1998.


                             NORSTAN, INC.
                             Registrant

                             By:      /s/ David R. Richard
                                      -------------------------------------
                             Name:    David R. Richard
                             Title:   President and Chief Executive Officer

                             By:      /s/ Kenneth S. MacKenzie
                                      -------------------------------------
                             Name:    Kenneth S. MacKenzie
                             Title:   Executive Vice President and
                                      Chief Financial Officer


                              POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Richard and Kenneth S. MacKenzie, each or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 18th day of September, 1998 by the following persons in the capacities indicated:




SIGNATURE                                TITLE



/s/ Paul Baszucki
---------------------------------
Paul Baszucki                            Chairman of the Board and Director


/s/ Richard Cohen
----------------------------------
Richard Cohen                            Vice Chairman of the Board and Director

/s/ David R. Richard
--------------------------
David R. Richard                 President, Chief Executive Officer and Director


/s/ Constance M. Levi
--------------------------
Constance M. Levi                Director



/S/ Gerald D. Pint
--------------------------
Gerald D. Pint                   Director


/s/ Dr. Jagdish N. Sheth
--------------------------
Dr. Jagdish N. Sheth             Director


/s/ Herbert F. Trader
--------------------------
Herbert F. Trader                Director

                                  EXHIBIT INDEX


EXHIBIT       DESCRIPTION OF DOCUMENT                                                              PAGE NO.
   5          Opinion of Maslon Edelman  Borman & Brand, LLP.                                        *
 23(1)        Consent of Arthur Andersen LLP.                                                        *
 23(2)        Consent of Maslon Edelman  Borman & Brand, LLP (included in Exhibit 5).
  24          Power of Attorney (included on Page II-3).



* Previously filed.